 Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	February 21, 2017

Contact:	Anne-Marie Wright, Vice President, Corporate Communications

Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

Merit Gives 2017 Guidance

•	Q4 worldwide revenue of $157.7 million ($159.0 million on a comparable, constant currency* basis), up 14.0% as reported (up 14.9% on a comparable, constant currency* basis) over Q4 2015

•	FY16 worldwide revenue of $603.8 million ($608.8 million on a comparable, constant currency* basis), up 11.4% as reported (up 12.3% on a comparable, constant currency* basis)

•	Q4 core revenue* up 7.9% over Q4 2015; FY16 core revenue* up 7.6% over FY15

•	Q4 GAAP EPS was $0.17; Q4 non-GAAP EPS* was $0.31

•	FY16 GAAP EPS was $0.45; FY16 non-GAAP EPS* was $1.01

•	Q4 2016 GAAP gross margin was 44.5%, compared to 43.6% in Q4 2015; Q4 2016 non-GAAP gross margin* was 48.4%, compared to 45.6% for Q4 2015
* Constant currency revenue, core revenue, non-GAAP EPS, non-GAAP gross margin and non-GAAP net income (referenced on the following page) are non-GAAP financial measures. A reconciliation of these and other non-GAAP financial measures used in this release to their most directly comparable GAAP financial measure is included under the heading “Non-GAAP Financial Measures” below.

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used in interventional, diagnostic and therapeutic procedures, particularly in cardiology, radiology and endoscopy, today announced sales of $157.7 million for the quarter ended December 31, 2016, an increase of 14.0% over sales of $138.4 million for the quarter ended December 31, 2015. On a constant currency basis, sales for the fourth quarter of 2016 would have been up 14.9% over sales for the comparable quarter of 2015. For the year ended December 31, 2016, Merit’s sales were $603.8 million, an increase of 11.4% over sales of $542.1 million, for the year ended December 31, 2015. On a constant currency basis, sales for the year ended December 31, 2016 would have been up 12.3% over sales for 2015.

Merit’s GAAP net income for the fourth quarter of 2016 was $7.5 million, or $0.17 per share, compared to $6.4 million, or $0.14 per share, for the fourth quarter of 2015, up primarily due to decreases in SG&A and R&D expenses as a percentage of sales, partially offset by increased interest expense due to higher debt balances, primarily as a result of Merit’s acquisition of DFINE Inc. in July 2016. Merit’s non-GAAP net income* for the quarter ended December 31, 2016 was $13.8 million, or $0.31 per share, up 28.2% compared to $10.8 million, or $0.24 per share, for the quarter ended December 31, 2015.

Merit’s GAAP net income for the year ended December 31, 2016 was $20.1 million, or $0.45 per share, compared to $23.8 million, or $0.53 per share, for the year ended December 31, 2015, down primarily as a result of restructuring costs related to the acquisition of DFINE in July 2016. Merit’s non-GAAP net income* for the year ended December 31, 2016 was $45.1 million, or $1.01 per share, up 17.1% compared to $38.5 million, or $0.87 per share, for 2015.

Merit’s sales by category for the three and twelve months ended December 31, 2016, compared to the corresponding periods in 2015, were as follows:

	Three Months Ended December 31,			Twelve Months Ended December 31,

	% Change	2016	2015	% Change	2016	2015
Cardiovascular
Stand-alone devices	28.8%	$51,902	$40,289	24.5%	$193,517	$155,414
Custom kits and procedure trays	5.5%	30,219	28,631	2.6%	119,392	116,368
Inflation devices	5.8%	19,145	18,088	0.7%	73,919	73,373
Catheters	16.3%	28,659	24,650	14.6%	110,939	96,833
Embolization devices	3.4%	12,098	11,702	2.2%	46,035	45,025
CRM/EP	5.6%	9,558	9,048	7.5%	36,446	33,902
Total	14.5%	151,581	132,408	11.4%	580,248	520,915

Endoscopy
Endoscopy devices	2.3%	6,134	5,996	11.1%	23,590	21,234

Total	14%	$157,715	$138,404	11.4%	$603,838	$542,149

“We are pleased to complete year two of our three-year plan,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “With the introduction of a number of new products in the beginning of 2017, we look forward to continued growth accompanied by continued expansion of gross margins and profits.”

“We believe the recently announced acquisitions of an Argon Medical Devices business unit and Catheter Connections serve both tactical and strategic objectives,” Lampropoulos said. “We believe the Argon transaction will enable us to participate in tenders which previously were not available due to vacancies in our product line, especially reusable transducers. Additionally, we recently came to a preliminary agreement with our longstanding Japanese distributor to transfer licenses and customers to us. Almost 50% of the Argon business we acquired is sold in Japan and other parts of Asia. We intend to combine the acquired Argon business and the Merit-branded products into one business. When completed, we believe the new combined business unit will substantially improve our growth prospects in Japan.”

“We believe the Catheter Connections products complement the Argon products and provide a substantial value proposition to both domestic hospitals as well as international opportunities,” Lampropoulos continued. “We expect that this product line, which has had substantial distribution gaps globally, will enhance company growth and profits as we integrate the injection molding and a portion of manufacturing. We have already initiated new product development in both of the acquired businesses.”

2017 GUIDANCE
Based upon information currently available to Merit's management, Merit estimates that for the year ending December 31, 2017, absent material acquisitions or non-recurring transactions, Merit's revenues will be in the range of $713-$723 million, an increase of approximately 18-20%, compared to revenues of $603.8 million for the year ended December 31, 2016. Also, based on information currently available to Merit's management, Merit estimates that, absent material acquisitions or non-recurring transactions, Merit's GAAP earnings per share for 2017 will be in the range of $0.54-$0.60 and non-GAAP* earnings per share will be in the range of $1.15-$1.20. Merit’s financial guidance for the year ending December 31, 2017 is subject to risks and uncertainties, including, but not limited to, potential accounting adjustments attributable to Merit’s ongoing valuation of intangibles and other financial assets acquired from Argon Medical Devices, Inc. and Catheter Connections, Inc., as well as risks and uncertainties identified in Merit’s public filings.

CONFERENCE CALL
Merit will hold its investor conference call (conference ID 62632957) today, Tuesday, February 21, 2017, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic telephone number is (844) 578-9672, and the international number is (508) 637-5656. A live webcast will also be available for the conference call at merit.com.

BALANCE SHEET
(In thousands)

	December 31, 2016 (Unaudited)	December 31, 2015

ASSETS
Current Assets
Cash and cash equivalents	$19,171	$4,177
Trade receivables, net	80,521	70,292
Employee receivables	198	217
Other receivables	5,445	6,799
Inventories	120,695	105,999
Prepaid expenses and other assets	6,226	5,634
Prepaid income taxes	2,525	2,955
Deferred income tax assets	8,219	7,025
Income tax refunds receivable	423	905
Total Current Assets	243,423	204,003

Property and equipment, net	276,573	267,778
Intangibles, net	181,697	109,354
Goodwill	211,927	184,472
Deferred income tax assets	171
Other assets	29,012	13,121
Total Assets	$942,803	$778,728

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	30,619	37,977
Accrued expenses	44,947	37,846
Current portion of long-term debt	10,000	10,000
Advances from employees	572	589
Income taxes payable	2,193	1,498
Total Current Liabilities	88,331	87,910

Deferred income tax liabilities	25,981	10,985
Liabilities related to unrecognized tax benefits	438	768
Deferred compensation payable	9,211	8,500
Deferred credits	2,550	2,721
Long-term debt	314,373	197,593
Other long-term obligations	3,730	4,148
Total Liabilities	444,614	312,625

Stockholders' Equity
Common stock	206,186	197,826
Retained earnings	293,885	273,764
Accumulated other comprehensive loss	(1,882)	(5,487)
Total stockholders' equity	498,189	466,103
Total Liabilities and Stockholders' Equity	$942,803	$778,728

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

SALES	$157,715	$138,404	$603,838	$542,149

COST OF SALES	87,460	78,097	338,813	306,368

GROSS PROFIT	70,255	60,307	265,025	235,781

OPERATING EXPENSES
Selling, general and administrative	45,839	40,941	184,398	156,348
Research and development	11,792	11,421	45,229	40,810
Contingent consideration expense (benefit)	(38)	(105)	61	80
Acquired in-process research and development	61	—	461	1,000
Total	57,654	52,257	230,149	198,238

INCOME FROM OPERATIONS	12,601	8,050	34,876	37,543

OTHER INCOME (EXPENSE)
Interest income	26	62	81	272
Interest (expense)	(2,678)	(1,453)	(8,798)	(6,229)
Other income (expense)	(327)	(105)	(773)	(386)
Total other (expense) - net	(2,979)	(1,496)	(9,490)	(6,343)

INCOME BEFORE INCOME TAXES	9,622	6,554	25,386	31,200

INCOME TAX EXPENSE	2,116	145	5,265	7,398

NET INCOME	$7,506	$6,409	$20,121	$23,802

EARNINGS PER COMMON SHARE-
Basic	$0.17	$0.14	$0.45	$0.54

Diluted	$0.17	$0.14	$0.45	$0.53

AVERAGE COMMON SHARES-
Basic	44,601	44,216	44,408	44,036

Diluted	45,165	44,642	44,862	44,511

Non-GAAP Financial Measures
Although Merit’s financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit’s management believes that certain non-GAAP financial measures referred to in this release provide investors with useful information regarding the underlying business trends and performance of Merit’s ongoing operations and can be useful for period-over-period comparisons of such operations. Non-GAAP financial measures used in this release include:

•	constant currency revenue;

•	core revenue;

•	non-GAAP net income;

•	non-GAAP earnings per share; and

•	non-GAAP gross margin.
Merit’s management team uses these non-GAAP financial measures to evaluate Merit’s profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources internally. However, Merit’s management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP.

Readers should consider non-GAAP measures used in this release in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that may affect Merit's net income. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. Merit believes it is useful to exclude such expenses in the calculation of non-GAAP net income, non-GAAP gross margin and non-GAAP earnings per share (in each case, as further illustrated in the reconciliation table below) because such amounts in any specific period may not directly correlate to the underlying performance of Merit’s business operations and can vary significantly between periods as a result of factors such as new acquisitions, non-cash expense related to amortization of previously acquired tangible and intangible assets, unusual compensation expenses or expense resulting from litigation or governmental proceedings. Merit may incur similar types of expenses in the future, and the non-GAAP financial information included in this release should not be viewed as a statement or indication that these types of expenses will not recur. Additionally, the non-GAAP financial measures used in this release may not be comparable with similarly titled measures of other companies. Merit urges investors and potential investors to review the reconciliations of its non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate Merit’s business or results of operations.

Constant Currency Reconciliation
Merit’s revenue on a constant currency basis is prepared by translating the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. The constant currency revenue adjustments of $1.3 million and $4.9 million for the three and twelve-month periods ended December 31, 2016, respectively, were calculated using the applicable average foreign exchange rates for the three and twelve-month periods ended December 31, 2015.

Core Revenue
Merit’s core revenue is defined as reported revenue excluding revenues from the acquisitions of the HeRO® Graft and DFINE, Inc. in 2016.

Other Non-GAAP Financial Measure Reconciliation
The following table sets forth supplemental financial data and corresponding reconciliations of non-GAAP net income and non-GAAP earnings per share to Merit’s net income and earnings per share prepared in accordance with GAAP, in each case, for the three and twelve-month periods ended December 31, 2016 and 2015. Non-GAAP gross margin is calculated by reducing GAAP cost of sales by amounts recorded for amortization of intangible assets, inventory mark-up and severance expense related to acquisitions. The non-GAAP income adjustments referenced in the following table do not reflect stock-based compensation expense of approximately $593,000 and $600,000 for the three-month periods ended December 31, 2016 and 2015, respectively, and approximately $2.5 million and $2.2 million for the twelve-month periods ended December 31, 2016 and 2015, respectively.

CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015 (Unaudited)
In thousands, except per share data
	Three Months Ended
	December 31, 2016
	Pre-Tax	Tax Impact (a)	After-Tax	Per Share Impact
GAAP net income	$9,622	$(2,116)	$7,506	$0.17

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	4,434	(1,653)	2,781	0.06
Inventory mark-up related to acquisition	1,581	(615)	966	0.02
Selling, General & Administrative
Severance	848	(330)	518	0.01
Acquisition-related (c)	753	(266)	487	0.01
Fair value adjustment to contingent consideration (d)	(38)	15	(23)	(0.00)
Long-term asset impairment charge (b)	13	(5)	8	0.00
Acquired in-process research & development	61	(24)	37	0.00
Amortization of intangibles	1,298	(499)	799	0.02
Special legal expense (f)	1,016	(395)	621	0.01
Other Income
Amortization of long-term debt issuance costs	172	(67)	105	0.00

Adjusted net income	$19,760	$(5,955)	$13,805	$0.31

Diluted shares				45,165
	Three Months Ended
	December 31, 2015
	Pre-Tax	Tax Impact (a)	After-Tax	Per Share Impact
GAAP net income	$6,554	$(145)	$6,409	$0.14

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	2,857	(1,041)	1,816	0.04
Selling, General & Administrative
Severance	1,217	(473)	744	0.02
Acquisition-related (c)	1,841	(716)	1,125	0.03
Fair value adjustment to contingent consideration (d)	(105)	41	(64)	(0.00)
Long-term asset impairment charge (b)	42	(16)	26	0.00
Acquired in-process research & development	—	—	—	—
Amortization of intangibles	910	(347)	563	0.01
Other Income
Amortization of long-term debt issuance costs	246	(96)	150	0.00

Adjusted net income	$13,562	$(2,794)	$10,768	$0.24

Diluted shares				44,642

(continued)

In thousands, except per share data
	Year Ended
	December 31, 2016
	Pre-Tax	Tax Impact (a)	After-Tax	Per Share Impact
GAAP net income	$25,386	$(5,265)	$20,121	$0.45

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	15,122	(5,592)	9,530	0.21
Inventory mark-up related to acquisition	2,990	(1,163)	1,827	0.04
Severance	56	(22)	34	0.00
Selling, General & Administrative
Severance	10,271	(3,878)	6,393	0.14
Acquisition-related (c)	4,503	(1,448)	3,055	0.07
Fair value adjustment to contingent consideration (d)	61	(24)	37	0.00
Long-term asset impairment charge (b)	100	(38)	62	0.00
Acquired in-process research & development	461	(179)	282	0.01
Amortization of intangibles	4,167	(1,595)	2,572	0.06
Special legal expense (f)	1,016	(395)	621	0.01
Other Income
Amortization of long-term debt issuance costs	952	(370)	582	0.01

Adjusted net income	$65,085	$(19,969)	$45,116	$1.01

Diluted shares				$44,862.00

	Year Ended
	December 31, 2015
	Pre-Tax	Tax Impact (a)	After-Tax	Per Share Impact
GAAP net income	$31,200	$(7,398)	$23,802	$0.53

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	11,255	(3,779)	7,476	0.17
Selling, General & Administrative
Severance	2,934	(1,141)	1,793	0.04
Acquisition-related (c)	2,305	(897)	1,408	0.03
Fair value adjustment to contingent consideration (d)	80	(31)	49	0.00
Long-term asset impairment charge (b)	141	(55)	86	0.00
Acquired in-process research & development	1,000	(389)	611	0.01
Amortization of intangibles	3,563	(1,359)	2,204	0.05
Termination fee (e)	800	(311)	489	0.01
Other Income
Amortization of long-term debt issuance costs	987	(384)	603	0.01

Adjusted net income	$54,265	$(15,744)	$38,521	$0.87

Diluted shares				44,511

(concluded)

(a)	Reflects the tax effect of the non-GAAP adjustments

(b)	Represents abandoned patents

(c)	Represents costs related to acquisitions

(d)	Represents changes in the fair value of contingent consideration liabilities and contingent receivables as a result of acquisitions

(e)	Costs associated with the termination of our agreement with a third-party contract manufacturer in Tijuana, Mexico

(f)	Costs incurred in responding to an inquiry from the U.S. Department of Justice

Reconciliation of Reported Revenue to Core Revenue (Non-GAAP)
For the three and twelve months ended December 31, 2016
(Unaudited, in thousands)

	Three months ended December 31,			Twelve months ended December 31,
	% Change	2016	2015	% Change	2016	2015
Reported Revenue		$157,715	$138,404		$603,838	$542,149

LESS Sales from:
Hero/DFINE*		8,355	—		20,579	—

Core Revenue	7.9%	$149,360	$138,404	7.6%	$583,259	$542,149

* Represents the combined sales from the acquisitions of the Hero Graft in February 2016 and DFINE Inc. in July 2016

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional, diagnostic and therapeutic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 4,500 people worldwide with facilities in South Jordan, Utah; Pearland, Texas; Richmond, Virginia; Malvern, Pennsylvania; Rockland, Massachusetts; San Jose, California; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Tijuana, Mexico; Joinville, Brazil; Markham, Ontario, Canada; Melbourne, Australia; Tokyo, Japan; and Singapore.

FORWARD-LOOKING STATEMENTS
Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted plans, revenues, net income, financial results or anticipated or completed acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Reports on Form 10-Q filed during 2016.  Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through completed, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; governmental scrutiny and regulation of the medical device industry, including governmental inquiries, investigations and proceedings involving Merit; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; restrictions on Merit's liquidity or business operations resulting from its current debt agreements; infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws or regulations; laws and regulations targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in governing regulations; changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States or other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in exchange rates; concentration of a substantial portion of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in healthcare policies or markets related to healthcare reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; introduction of products in a timely fashion; price and product competition; availability of labor and materials; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual

Report on Form 10-K for the year ended December 31, 2015 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

TRADEMARKS
Unless noted otherwise, trademarks and registered trademarks used in this release are the property of Merit Medical Services, Inc., in the United States and other jurisdictions.

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